EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2011, relating to the consolidated financial statements of Liggett Group LLC and its subsidiaries as at December 31, 2010 and 2009, and for the three years in the period ended December 31, 2010, which appears in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
December 2, 2011